                                                                    EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

             IPC HOLDINGS, LTD. REPORTS FOURTH QUARTER 2005 RESULTS

PEMBROKE, BERMUDA, February 21, 2006. IPC Holdings, Ltd. (NASDAQ: IPCR) today reported a net loss for the quarter ended December 31, 2005 of $(74.8) million, or $(1.32) per share, compared to net income of $8.6 million, or $0.18 per share, for the fourth quarter of 2004. For the year ended December 31, 2005, the net loss was $(623.4) million, or $(12.30) per share, compared to net income of $138.6 million, or $2.87 per share, for the year ended December 31, 2004.

                                                                 Quarter ended                    Year ended
                                                                  December 31,                    December 31,
                                                           -------------------------      --------------------------
                                                               2005          2004             2005          2004
                                                           -----------   -----------      ------------   -----------
                                                           (unaudited)   (unaudited)
                                                                 Expressed in thousands of United States dollars,
                                                                              except per share amounts
NET OPERATING (LOSS) INCOME                                $   (68,459)  $     9,950      $   (612,843)  $   132,667

Adjustment for net realized losses (gains)                       6,376         1,315            10,556        (5,946)
                                                           -----------   -----------      ------------   -----------
NET (LOSS) INCOME                                          $   (74,835)  $     8,635      $   (623,399)  $   138,613
                                                           -----------   -----------      ------------   -----------

Preferred dividend                                               2,664             -             2,664             -
                                                           -----------   -----------      ------------   -----------
NET (LOSS) INCOME AVAILABLE TO COMMON SHAREHOLDERS         $   (77,499)  $     8,635      $   (626,063)  $   138,613
                                                           ===========   ===========      ============   ===========

Basic net (loss) income available to common
  shareholders, per common share                           $     (1.32)  $      0.18      $     (12.30)  $      2.87
Diluted net (loss) income per common share                 $     (1.32)  $      0.18      $     (12.30)  $      2.87

NET OPERATING (LOSS) INCOME PER COMMON SHARE (DILUTED)     $     (1.17)  $      0.21      $     (12.04)  $      2.74

Weighted average number of common shares - basic            58,541,011    48,319,236        50,901,382    48,287,261
Weighted average number of common shares - diluted          58,541,011    48,420,227        50,901,382    48,376,865

NON-GAAP FINANCIAL MEASURES:

In addition to the GAAP financial measures set forth herein, IPC Holdings, Ltd. (the "Company") has included certain non-GAAP financial measures in this Press Release within the meaning of Regulation G as promulgated by the U.S. Securities and Exchange Commission. "Net operating (loss) income" and its per share equivalent, as used herein, differ from "net (loss) income before preferred dividend" and its per share equivalent under GAAP, which the Company believes is the most directly comparable GAAP measure. Net operating (loss) income is a common performance measurement which, as calculated by the Company, is net
(loss) income before preferred dividends and excluding net realized gains and losses on investments. These items are excluded because they are not considered by management to be relevant indicators of the performance of or trends in our business operations, but rather of the investment and credit markets in general. We believe that the presentation of net operating (loss) income provides useful information regarding our results of operations because it follows industry practice, is followed closely by securities analysts and rating agencies, and enables investors and securities analysts to make performance comparisons with our peers in the insurance industry. This measure may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on net operating (loss) income as a non-GAAP measure in assessing IPC's overall financial performance.

RESULTS OF OPERATIONS:

For the quarter ended December 31, 2005, our net operating loss was $(68.5) million, or $(1.17) per share, compared to net operating income of $10.0 million, or $0.21 per share for the fourth quarter of 2004. For the year ended December 31, 2005 our net operating loss was $(612.8) million, or $(12.04) per share, compared to net operating income of $132.7 million, or $2.74 per share, for the year ended December 31, 2004.

President and Chief Executive Officer Jim Bryce commented: "2005 will long be remembered for setting records in terms of both frequency and severity of catastrophic events. In the north Atlantic alone, there were 27 named storms, which resulted in six letters of the Greek alphabet to be used as names, for the first time. As we are all very aware, one of the 27 storms, Katrina, is set to establish a new record for insured losses as a result of the windstorm itself, and the floods that followed. Those losses will undoubtedly be a multiple of the losses from any previous event. In the fourth quarter, the main event of note was hurricane Wilma, which itself set a new record as the most intense tropical cyclone ever recorded in the Atlantic basin. The end of the fourth quarter was a busy period for our underwriters, as they negotiated contracts renewing January 1, 2006. It was a somewhat bittersweet period, as the painful impact of various storms continued to be felt, and at the same time the beneficial effects on demand for catastrophe reinsurance and the pricing of renewals, especially for U.S. business, started to be experienced".

Mr. Bryce added "We were generally pleased with the pricing of contracts renewing 1/1/06, although it was less robust in Europe and in one or two other minor territories, than we had originally anticipated. IPC has been well positioned to handle the increase in demand, and especially with our consistency of business strategy and track record of timely claims settlement. We also believe that we will continue to be well positioned to face further increases in demand as catastrophe models are recalibrated as a result of the events of 2005, and the resultant impact on rating agency requirements. IPC was severely tested in 2005, but we believe that we passed the challenges with flying colours, and remain a highly respected company in this specialty sector of the market. This was also evidenced by the gratifying level of confidence and support that was demonstrated by capital providers, during the offerings of our common and preferred shares that we completed in the middle of the fourth quarter".

In the quarter ended December 31, 2005, we wrote gross premiums of $13.6 million, compared to $34.7 million in the fourth quarter of 2004. The primary driver for the decrease is the level of reinstatement premiums that were written in the fourth quarter of 2004, as a result of losses recorded from hurricanes Charley, Frances and Ivan, and typhoon Songda, which had occurred in the third quarter of 2004. Reinstatement premiums were $16.9 million less in the fourth quarter of 2005, compared to the fourth quarter of 2004. In the fourth quarter of 2005, we wrote new business of $0.7 million, which partially offset business that we did not renew, which totalled $1.5 million. The effect of changes to business written for existing clients, which includes changes to program structure and/or renewal dates, as well as pricing and changes to foreign exchange rates, was a $2.8 million decrease in the fourth quarter of 2005, compared to the fourth quarter of 2004. Excess of loss premium adjustments were $0.9 million in the quarter ended December 31, 2005, a decrease of $0.5 million compared to the fourth quarter of 2004. For the year ended December 31, 2005, we wrote gross premiums of $473.4 million, compared to $378.4 million, an increase of 25%. New business in the period totalled $24.8 million, which more than offset business not renewed totalling $21.4 million. Reinstatement premiums for the year ended December 31, 2005 totalled $129.2 million, compared to $32.5 million in the corresponding period of 2004. Also, excess of loss adjustment premiums in 2005 were $7.3 million, compared to $12.8 million in 2004.

In the fourth quarter of 2005, we ceded $1.2 million of premiums to our retrocessional facilities, compared with $2.1 million for the quarter ended December 31, 2004. The actual contracts ceded are at IPC's underwriters' judgement in optimizing the risk profile of the portfolio, which can cause premiums ceded to vary as a proportion of our gross writings, from quarter to quarter. For the year ended December 31, 2005, we ceded $21.6 million to our retrocessional facilities, compared to $20.1 million of ceded premium in 2004.

We earned net premiums of $76.1 million in the fourth quarter of 2005, compared to $93.2 million in the fourth quarter of 2004, a decrease of 18%. This decrease is also due to the difference in reinstatement premiums noted above. For the year ended December 31, 2005 net earned premiums were $452.5 million, compared to $354.9 million in the year ended December 31, 2004, an increase of 28%. Excluding reinstatement premiums, earned premiums were generally flat in comparison to earned premiums in the corresponding period of 2004.

We earned net investment income of $23.7 million in the quarter ended December 31, 2005, compared to $13.6 million in the fourth quarter of 2004. On November 4, 2005, we received approximately $614 million in net proceeds from our offerings of common and mandatory convertible preferred shares. Approximately 50% of this amount was invested in line with the existing asset allocation, while the balance was invested in relatively short-dated fixed income securities, which will be used to provide liquidity for claims payments in respect of hurricanes Katrina, Rita and Wilma, and other prior events. Investment income in the fourth quarter of 2005 included $3.7 million in dividends from our investments in equity funds and a fund of hedge funds. By comparison, we received a dividend of $1.5 million from these investments in the fourth quarter of 2004. We also benefitted from an increase in the average yield of our fixed income investment portfolio. For the year ended December 31, 2005 net investment income was $71.8 million, compared to $51.2 million in 2004. Dividends from our investments in equity and hedge funds totaled $9.9 million in the year ended December 31, 2005, compared to $4.8 million in the corresponding period of 2004. In addition, we benefitted from a 25% increase in the balance of invested assets, primarily as a result of our share offerings, as well as the improvement in the average yield on our fixed income portfolio noted above.

We realized a net loss of $(6.4) million from the sale of investments in the quarter ended December 31, 2005, compared to $(1.3) million in the fourth quarter of 2004. Generally, net realized gains and losses fluctuate from period to period, depending on the individual securities sold. For the year ended December 31, 2005 we realized a net loss of $(10.6) million from the sale of investments, compared to a net gain of $5.9 million in 2004.

In the quarter ended December 31, 2005, we incurred net losses and loss adjustment expenses of $154.3 million, compared to $81.2 million for the fourth quarter of 2004. Our losses in the fourth quarter of 2005 stem primarily from hurricane Wilma, which made landfall in Florida in October 2005, for which we have estimated total claims in the amount of $112.8 million. The balance of the incurred claims in the quarter related to increases to our estimate of losses from prior periods, primarily hurricanes Katrina and Rita, which increased by $30.8 million to $863.8 in aggregate, an increase of 4%. Our loss ratio, which is the ratio of net losses and loss adjustment expenses to net premiums earned, was 202.9% for the quarter ended December 31, 2005, compared to 87.1% for the fourth quarter of 2004. For the year ended December 31, 2005 our incurred net losses and loss adjustment expenses totalled $1,072.7 million, compared to $215.6 million in 2004. In addition to the losses mentioned above, we incurred losses from cyclone Erwin in January ($20.0 million), floods that affected parts of Europe in August, 2005 ($8.6 million) and the south-east Pacific Tsunami from late December, 2004 ($8.0 million). Losses from prior periods totalled $55.2 million, primarily related to the various windstorms of the third quarter, 2004. Our loss ratio for the year ended December 31, 2005 was 237.0%, compared to 60.8% for 2004.

Our net acquisition costs, which are primarily commissions and fees paid to brokers for the production of business, were $8.5 million for the fourth quarter of 2005, compared to $10.0 million in the fourth quarter of 2004. These costs have decreased with the decrease in earned premiums, but because brokerage on reinstatement premiums is at a lower level than brokerage on annual premiums, the decrease was not proportionate. For the year ended December 31, 2005 net acquisition costs were $39.2 million, compared to $37.7 million in 2004. The primary reason for the increase is the impact of reinstatement premiums and the lower level of brokerage thereon, as mentioned above.

General and administrative expenses totaled $6.5 million in the fourth quarter of 2005, compared to $6.8 million in the fourth quarter of 2004. The decrease is the result of service fees incurred, which are based on earned premiums, partly offset by an increase in salaries and benefits. For the year ended December 31, 2005 general and administrative expenses were $27.5 million, compared to $23.2 million in 2004. In addition to the increases in administrative service fees noted above, the expense for letters of credit provided to our U.S. cedants is significantly higher in 2005, because of the increased level of loss reserves collateralized. There has also been an increase in compensation expense, and professional fees resulting from compliance with the requirements of the Sarbanes-Oxley Act, 2002.

Our expense ratio, which is the ratio of net acquisition costs plus general and administrative expenses to net premiums earned, was 19.7% for the fourth quarter of 2005, compared to 18.0% for the fourth quarter of 2004. For the year ended December 31, 2005 our expense ratio was 14.8%, compared to 17.1% for 2004.

On February 21, 2006, the Board of Directors declared a quarterly dividend of $0.16 per common share, payable on March 23, 2006, to shareholders of record on March 7, 2006. On February 21, 2006, the Board of Directors also accepted, with regret, the resignation of Mr. Anthony Pilling as a director of the Company and IPCRe Limited, as a result of his ill health. The Board of Directors paid tribute to his service as both a Board member and as chairman of the Investment Committee during the past seven and a half years.

At a Special General Meeting of our shareholders on February 21, 2006, approval was given to increase the number of our authorised Common Shares from 75,000,000 to 150,000,000, and to increase the number of our authorised Preferred Shares from 25,000,000 to 35,000,000.

Our management will be holding a conference call to discuss these results at
8.30 a.m. Eastern time tomorrow, February 22, 2006. This conference call will be broadcast simultaneously on the internet which can be accessed from our website at www.ipcre.bm, under the 'News' / 'Webcasts' section, and a replay of the call will also be available at this site from 10.30 a.m. Eastern time until 12.00 midnight Eastern time on Wednesday, March 1, 2006.

This press release contains certain forward-looking statements within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about our beliefs, plans or expectations, are forward-looking statements. These statements are based on our current plans, estimates and expectations. Some forward-looking statements may be identified by our use of terms such as "believes," "anticipates," "intends," "expects" and similar statements of a future or forward-looking nature. In light of the inherent risks and uncertainties in all forward-looking statements, the inclusion of such statements in this press release should not be considered as a representation by us or any other person that our objectives or plans will be achieved. A non-exclusive list of important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) the occurrence of natural or man-made catastrophic events with a frequency or severity exceeding our expectations; (b) the adequacy of our loss reserves and the need to adjust such reserves as claims develop over time; (c) any lowering or loss of one of our financial ratings of our wholly-owned subsidiary, IPCRe Limited; (d) the effect of competition on market trends and pricing; (e) changes in general economic conditions, including changes in interest rates and/or equity values in the United States of America and elsewhere; and (f) other factors set forth in our most recent reports on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not intend, and are under no obligation, to update any forward-looking statement contained in this press release.

IPC Holdings, Ltd., through its wholly-owned subsidiary IPCRe Limited, provides property catastrophe reinsurance and, to a limited extent, aviation, property-per-risk excess and other short-tail reinsurance on a worldwide basis.

      CONTACT:   JIM BRYCE, PRESIDENT AND CHIEF EXECUTIVE OFFICER OR
                 JOHN WEALE, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

                 TELEPHONE: 441-298-5100

                       IPC HOLDINGS, LTD. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

 (Expressed in thousands of United States dollars, except for per share amounts)

                                                                        As of                    As of
                                                                  December 31, 2005        December 31, 2004
                                                                  -----------------        -----------------
ASSETS:
Fixed maturity investments:
   Available for sale, at fair value                                 $ 1,998,606              $ 1,444,576
Equity investments, available for sale, at fair value                    530,127                  428,620
Cash and cash equivalents                                                 31,113                   27,898
Reinsurance premiums receivable                                          180,798                   85,086
Deferred premiums ceded                                                    4,120                    4,558
Losses and loss adjustment expenses recoverable                            1,054                    5,006
Accrued investment income                                                 19,885                   20,695
Deferred acquisition costs                                                 7,843                    8,424
Prepaid expenses and other assets                                          4,735                    3,427
                                                                     -----------              -----------
    TOTAL ASSETS                                                     $ 2,778,281              $ 2,028,290
                                                                     ===========              ===========

LIABILITIES:

Reserve for losses and loss adjustment expenses                      $ 1,072,056              $   274,463
Unearned premiums                                                         66,311                   68,465
Reinsurance premiums payable                                               4,991                    3,387
Deferred fees and commissions                                              1,363                    1,475
Accounts payable and accrued liabilities                                  17,160                   12,061
                                                                     -----------              -----------
    TOTAL LIABILITIES                                                  1,161,881                  359,851
                                                                     -----------              -----------

SHAREHOLDERS' EQUITY:

Share capital:
  Common shares outstanding, par value U.S.$0.01                             637                      484
  Mandatory convertible preferred shares, par value
  U.S.$0.01                                                                   90                        -
Additional paid-in capital                                             1,473,257                  854,797
Deferred stock grant compensation                                         (2,492)                  (2,899)
Retained earnings                                                         52,126                  724,907
Accumulated other comprehensive income                                    92,782                   91,150
                                                                     -----------              -----------
   TOTAL SHAREHOLDERS' EQUITY                                          1,616,400                1,668,439
                                                                     -----------              -----------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                        $ 2,778,281              $ 2,028,290
                                                                     ===========              ===========

                       IPC HOLDINGS, LTD. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF (LOSS) INCOME

                (Expressed in thousands of United States dollars)

                                                 Quarter ended December 31,     Year ended December 31,
                                                 --------------------------     -----------------------
                                                     2005           2004            2005        2004
                                                 -----------    -----------     -----------  ----------
                                                 (unaudited)    (unaudited)
REVENUES:

Gross premiums written                           $   13,572      $  34,658      $  472,387   $ 378,409
Premiums ceded                                       (1,177)        (2,140)        (21,581)    (20,098)
                                                 ----------      ---------      ----------   ---------
Net premiums written                                 12,395         32,518         450,806     358,311
Change in unearned premium reserve, net              63,669         60,702           1,716      (3,429)
                                                 ----------      ---------      ----------   ---------
Net premiums earned                                  76,064         93,220         452,522     354,882
Net investment income                                23,654         13,617          71,757      51,220
Net realized (losses) gains on investments           (6,376)        (1,315)        (10,556)      5,946
Other income                                            957          1,178           5,234       4,296
                                                 ----------      ---------      ----------   ---------
                                                     94,299        106,700         518,957     416,344
                                                 ----------      ---------      ----------   ---------

EXPENSES:

Net losses and loss adjustment expenses             154,315         81,207       1,072,662     215,608
Net acquisition costs                                 8,527          9,961          39,249      37,682
General and administrative expenses                   6,473          6,810          27,466      23,151
Net exchange (gain) loss                               (181)            87           2,979       1,290
                                                 ----------      ---------      ----------   ---------
                                                    169,134         98,065       1,142,356     277,731
                                                 ----------      ---------      ----------   ---------

NET (LOSS) INCOME                                $  (74,835)     $   8,635      $ (623,399)  $ 138,613
Preferred dividend                                    2,664              -           2,664           -

                                                 ----------      ---------      ----------   ---------
NET (LOSS) INCOME AVAILABLE TO
COMMON SHAREHOLDERS                              $  (77,499)     $   8,635      $ (626,063)  $ 138,613
                                                 ==========      =========      ==========   =========

Loss and loss expense ratio (1)                       202.9%          87.1%          237.0%       60.8%
Expense ratio (2)                                      19.7%          18.0%           14.8%       17.1%
Combined ratio (Sum of 1 + 2)                         222.6%         105.1%          251.8%       77.9%